Exhibit 99.1

Mobileye Discloses Second Quarter 2023 Results, Updates Guidance and Provides Business Update

•	Revenue decreased 1% year over year to $454 million in the second quarter.

•	Operating Margin and Adjusted Operating Margin both improved meaningfully versus the first quarter of 2023.

•	Diluted EPS (GAAP) was $(0.04) and Adjusted Diluted EPS (Non-GAAP) was $0.17 in the second quarter of 2023.

•	Continued to execute on strategic collaboration with VW Group in the second quarter. Expanded future cloud-enhanced ADAS volumes, announced SuperVision design win with Porsche, and shipped Mobileye Drive self-driving systems to VW Commercial Vehicles to support global testing.

•	Generated net cash from operating activities of $197 million in the six months ended July 1, 2023. Our balance sheet is strong with $1.1 billion of cash and cash equivalents and zero debt as of July 1, 2023.

JERUSALEM – July 26, 2023 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended July 1, 2023.

“The business again performed well in Q2. Operating margin improved as compared to the first quarter of 2023 despite relatively consistent revenue and we’re positioned well for the increased revenue growth in the 2nd half of 2023 indicated by our guidance,” said Mobileye President and CEO Prof. Amnon Shashua. “Future business highlights of the quarter included tangible evidence of the depth of our relationship with VW Group and an expansion of meaningful engagements for our advanced portfolio to 9 large OEMs. VW Group’s engagement across our entire product portfolio is quite encouraging as it underlines the scalability and flexibility of Mobileye’s technology platform and is a template we are pursuing with other key customers.”

Second Quarter 2023 Business Highlights

•	Overall business development pipeline activity remained robust in the quarter. Based on design wins achieved in the first half of 2023 and the current opportunity pipeline, we are on-track for 2023 to match or exceed the record design win activity generated in 2022 on a volume, revenue, and average system price basis[1].

•	We continued to expand on our Basic ADAS leadership position including a design win with a key customer that extended our relationship through 2035 (including meaningful Cloud-Enhanced ADAS volumes). Additionally, we leveraged our computer vision expertise and massive video database to achieve European certification of the first vision-only solution for use by OEMs to efficiently comply with the European General Safety Regulation (GSR) for Intelligent Speed Assist.

•	Our first major SuperVision design win beyond Geely Automotive Group was announced by Porsche during Q2 and we see excellent potential for similarly timed launches across other VW Group brands. Additionally, VW of America announced a testing program of Mobileye Drive-equipped VW ID.Buzz vehicles in Austin, Texas after only months of development and integration activity.

•	Near-term SuperVision launches remain on-track and we expect to have SuperVision equipped on 5 production vehicle models (including 2 models sold outside of China) by the first quarter of 2024 as compared to 1 vehicle model at the beginning of 2023. Additionally, the software roll-out of Navigate-on-Pilot functions for Zeekr vehicles is proceeding well and garnering accolades from key China media influencers, particularly for its assertive, efficient driving style.

Second Quarter 2023 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q2 2023	Q2 2022	% Y/Y
Revenue	$454	$460	(1)%
Gross Profit	$224	$229	(2)%
Gross Margin	49%	50%	(44	)bps
Operating Income (Loss)	$(33)	$10	(434)%
Operating Margin	(7)%	2%	(953	)bps
Net Income (Loss)	$(28)	$(7)	(306)%
EPS - Basic	$(0.04)	$(0.01)	(278)%
EPS - Diluted	$(0.04)	$(0.01)	(278)%

Non-GAAP
U.S. dollars in millions	Q2 2023	Q2 2022	% Y/Y
Revenue	$454	$460	(1)%
Adjusted Gross Profit	$326	$344	(5)%
Adjusted Gross Margin	72%	75%	(299	)bps
Adjusted Operating Income	$140	$182	(23)%
Adjusted Operating Margin	31%	40%	(884	)bps
Adjusted Net Income	$135	$156	(14)%
Adjusted EPS - Basic	$0.17	$0.21	(20)%
Adjusted EPS - Diluted	$0.17	$0.21	(20)%

•	Revenue of $454 million decreased 1% compared to the second quarter of 2022. As noted on our prior earnings call, de-stocking of SuperVision units at our main customer was a headwind in the quarter.

•	Average System Price[2] was $51.7 in the second quarter of 2023, which is largely flat on a year-over-year basis. Slightly higher core EyeQ prices were offset by slightly lower SuperVision volumes as a percentage of overall revenue.

•	Gross Margin in the second quarter of 2023 was largely consistent with the prior year period, as the downward impact of the increased cost of our EyeQ® chip (and associated price increase to customers), was mostly offset by lower impact of the cost attributable to amortization of intangible assets as a percentage of revenue.

•	Adjusted Gross Margin declined by 3 percentage points in the second quarter of 2023 as compared to the prior year period. The decrease was primarily due to the increased cost of our EyeQ® chip which was passed through as a price increase to customers as of the beginning of 2023 on a zero-margin basis.

•	Operating Margin declined by approximately 9 percentage points in the second quarter of 2023 as compared to the prior year period. The decrease was primarily due to an increase in research and development expenses which resulted in a year-over-year increase in operating expenses as a percentage of revenue.

•	Adjusted Operating Margin declined by approximately 9 percentage points in the second quarter of 2023 as compared to the prior year period. The decrease was mainly due to an increase in research and development expenses attributable to headcount, as well as lower Adjusted Gross Margin.

•	Operating cash flow for the six months ended July 1, 2023 was $197 million. This included significant outflows related to re-building our strategic inventory of EyeQ chips which had been significantly reduced during the semiconductor supply chain crisis in 2021 and 2022. Cash used in purchases of property and equipment was $58 million for that same period.

1 Mobileye’s revenue for the periods presented represent estimated volumes based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

2 Average System Price is calculated as the sum of revenue related to EyeQ® and SuperVision systems, divided by the number of systems shipped.

Updated Financial Guidance for the 2023 Fiscal Year

We are updating our guidance for the 2023 fiscal year we provided on April 27, 2023:

	Updated Guidance Full Year 2023		Previous Guidance Full Year 2023
U.S. dollars in millions	Low	High	Range
Revenue	$2,065	$2,114	$2,065 - 2,114
Operating Loss	$(129)	$(98)	$(195) - (166)
Amortization of acquired intangible assets	$474	$474	$474
Share-based compensation expense	$255	$255	$269
Adjusted Operating Income	$600	$631	$548 - 577

Our updated guidance reflects an improvement in expected Operating Loss (GAAP) and Adjusted Operating Income (Non-GAAP), at the midpoint, of 37% and 9%, respectively. Lower than expected operating expenses, both in Q2 and second half of 2023, are primarily being driven by certain macro factors, higher-than-expected non-recurring engineering (“NRE”) reimbursements, a modest shift in the timing of occupation of the new Jerusalem campus, and ongoing initiatives to improve the efficiency of R&D in certain areas. Our revenue guidance remains consistent with the guidance provided on April 27, 2023 and, at the midpoint, implies 16% growth in the 2nd half of 2023 as compared to the 2nd half of 2022.

This information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the year ending December 30, 2023. We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; and, 2) Share-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, July 27, 2023, at 8:00am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS (Earnings Per Share), which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses and expenses related to our initial public offering that was completed on October 28, 2022 (the “Mobileye IPO”). Operating margin is calculated as operating loss divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, and expenses related to the Mobileye IPO, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, more than 150 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2023 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; future responses to and effects of the COVID-19 pandemic; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2022, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Second Quarter 2023 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
U.S. dollars in millions, except share and per share amounts	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Revenue	$454	$460	$912	$854
Cost of revenue	230	231	481	449
Gross profit	224	229	431	405
Research and development, net	211	179	446	359
Sales and marketing	29	29	62	64
General and administrative	17	11	37	18
Total operating expenses	257	219	545	441
Operating income (loss)	(33)	10	(114)	(36)
Interest income with related party	—	3	—	4
Interest expense with related party	—	(9)	—	(9)
Other financial income (expense), net	15	4	23	5
Income (loss) before income taxes	(18)	8	(91)	(36)
Benefit (provision) for income taxes	(10)	(15)	(16)	(31)
Net income (loss)	$(28)	$(7)	$(107)	$(67)

Earnings (loss) per share:
Basic and diluted	$(0.04)	$(0.01)	$(0.13)	$(0.09)
Weighted-average number of shares used in computation of earnings (loss) per share (in millions):
Basic and diluted	805	750	803	750

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	July 1, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,142	$1,024
Trade accounts receivable, net	240	269
Inventories	263	113
Other current assets	72	110
Total current assets	1,717	1,516
Non-current assets:
Property and equipment, net	422	384
Intangible assets, net	2,276	2,527
Goodwill	10,895	10,895
Other long-term assets	120	119
Total non-current assets	13,713	13,925
TOTAL ASSETS	$15,430	$15,441
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$208	$189
Employee related accrued expenses	87	88
Related party payable	54	73
Other current liabilities	32	34
Total current liabilities	381	384
Non-current liabilities:
Long-term employee benefits	55	56
Deferred tax liabilities	152	162
Other long-term liabilities	42	45
Total non-current liabilities	249	263
TOTAL LIABILITIES	$630	$647
TOTAL EQUITY	14,800	14,794
TOTAL LIABILITIES AND EQUITY	$15,430	$15,441

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Six Months Ended
U.S. dollars in millions	July 1, 2023	July 2, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(107)	$(67)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	15	10
Share-based compensation	127	76
Amortization of intangible assets	251	282
Exchange rate differences on cash and cash equivalents	5	3
Deferred income taxes	(10)	2
Interest on Dividend Note to related party, net	—	9
Interest with related party, net	16	27
Other	—	(3)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	29	(59)
Decrease (increase) in other current assets	21	29
Decrease (increase) in inventories	(150)	(1)
Increase (decrease) in accounts payable, accrued expenses and related party payable	3	(5)
Increase (decrease) in employee-related accrued expenses and long term benefits	(2)	(81)
Increase (decrease) in other current liabilities	(2)	(3)
Decrease (increase) in other long term assets	1	17
Increase (decrease) in long-term liabilities	—	(3)
Net cash provided by operating activities	197	233
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(58)	(53)
Repayment of loan due from related party	—	733
Issuance of loan to related party	—	(336)
Net cash provided by (used in) investing activities	(58)	344
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers from Parent	—	121
Dividend paid	—	(336)
Share-based compensation recharge	(12)	(186)
Deferred offering costs	—	(14)
Net cash provided by (used in) financing activities	(12)	(415)
Effect of foreign exchange rate changes on cash and cash equivalents	(5)	(3)
Increase in cash, cash equivalents and restricted cash	122	159
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,035	625
Balance of cash, cash equivalents and restricted cash, at end of period	$1,157	$784

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin3 (unaudited)

	Three Months Ended				Six Months Ended
	July 1, 2023		July 2, 2022		July 1, 2023		July 2, 2022
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$224	49%	$229	50%	$431	47%	$405	47%
Add: Amortization of acquired intangible assets	101	22%	115	25%	217	24%	240	28%
Add: Share-based compensation expense	1	—%	—	—%	2	—%	—	—%
Adjusted Gross Profit	$326	72%	$344	75%	$650	71%	$645	76%

3Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income (loss) and Margin to Non-GAAP Adjusted Operating Income and Margin4 (unaudited)

	Three Months Ended				Six Months Ended
	July 1, 2023		July 2, 2022		July 1, 2023		July 2, 2022
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$(33)	(7)%	$10	2%	$(114)	(13)%	$(36)	(4)%
Add: Amortization of acquired intangible assets	118	26%	133	29%	251	28%	282	33%
Add: Share-based compensation expense	55	12%	36	8%	127	14%	76	9%
Add: Expenses related to the IPO	—	—%	3	1%	—	—%	3	—%
Adjusted Operating Income	$140	31%	$182	40%	$264	29%	$325	38%

4Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income (loss) to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Six Months Ended
	July 1, 2023		July 2, 2022		July 1, 2023		July 2, 2022
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(28)	(6)%	$(7)	(2)%	$(107)	(12)%	$(67)	(8)%
Add: Amortization of acquired intangible assets	118	26%	133	29%	251	28%	282	33%
Add: Share-based compensation expense	55	12%	36	8%	127	14%	76	9%
Add: Expenses related to the Mobileye IPO	—	—%	3	1%	—	—%	3	—%
Less: Income tax effects	(10)	(2)%	(9)	(2)%	(21)	(2)%	(18)	(2)%
Adjusted Net Income	$135	30%	$156	34%	$250	27%	$276	32%

Supplemental Information - Average System Price (unaudited)

	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023
EyeQ and SuperVision revenue (U.S. dollars in millions)	$441	$432	$543	$438	$430
Number of systems shipped (in millions)	8.5	8.2	9.7	8.1	8.3
Average system price (U.S. dollars)	$52.0	$53.0	$56.2	$53.9	$51.7

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com